UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

PAXTON                              GARY                  L.
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   (Last)                           (First)             (Middle)

5330 East 31st Street
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                                    (Street)

Tulsa                                 OK                   74135
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   (City)                            (State)                (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Dollar Thrifty Automotive Group, Inc. / DTG
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Statement for Month/Day/Year

February 14, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)
          President and Chief Operating Officer
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                               5.
                                                                                               Amount of      6.
                                                                 4.                            Securities     Owner-
                                                                 Securities Acquired (A) or    Beneficially   ship
                                       2A.          3.           Disposed of (D)               Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)           Following      Direct    Nature of
                            Trans-     Execution    Code         ----------------------------  Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)           Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or            (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)   Price   Instr.4)       (Instr.4) (Instr.4)
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

Common Stock                02/14/03                 A        N/A    14,200      A     $17.51  36,128 (1)     I         By Deferred
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                                                                                                                        Compensation
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                                                                                                                        Plan
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                                                                                                9,000         I         By Trust (2)
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(1)  26,662 of the securities owned are held in the Deferred Compensation Plan, but the remaining 9,466 will vest in two equal
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     annual installments on 01/31/04 and 01/31/05.
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(2)  The shares are held in a trust for the benefit of Mr. Paxton.  Mr. Paxton is the trustee of the trust.
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


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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

Explanation of Responses:





/s/  GARY L. PAXTON                                         02/19/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date




Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*          If the  form  is  filed  by  more  than  one  reporting  person,  see
           Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

           Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.



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